Exhibit 5.1

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

June 20, 2025

GrabAGun Digital Holdings Inc.

200 East Beltline Road, Suite 403

Coppell, Texas 75019

Ladies and Gentlemen:

We have acted as special counsel to GrabAGun Digital Holdings Inc., a Texas corporation (the “Company”), in connection with the registration by the Company, pursuant to the Registration Statement on Form S-4 (File No. 333-286021) (as amended at the effective date thereof, being referred to herein as the “Registration Statement”) originally filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on March 21, 2025, under the Securities Act of 1933, as amended (the “Act”), of (i) up to 31,550,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), (ii) 10,666,667 warrants to acquire Common Stock, comprised of (A) 5,666,667 warrants (the “Colombier Public Warrants”) to acquire Class A ordinary shares (the “Colombier Class A Ordinary Shares”) of Colombier Acquisition Corp. II, a Cayman Islands exempted company (“Colombier”), which were originally issued to the public by Colombier in connection with its initial public offering pursuant to that certain warrant agreement, dated as of November 20, 2023, by and between Colombier and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as warrant agent (the “Colombier Warrant Agreement”), which will automatically convert into warrants to acquire shares of Common Stock upon consummation of the Business Combination (as defined herein) (the “Public Warrants”), and (B) 5,000,000 warrants (the “Colombier Sponsor Warrants”) to acquire Colombier Class A Ordinary Shares, which were originally issued to Colombier Sponsor II LLC, a Delaware limited liability company (“Colombier Sponsor”), in a private placement pursuant to that certain warrant subscription agreement, dated November 20, 2023, by and between Colombier and Colombier Sponsor (the “Warrant Subscription Agreement”), the terms of which are set forth in the Colombier Warrant Agreement, which will automatically convert into warrants to acquire shares of Common Stock upon consummation of the Business Combination (the “Sponsor Warrants” and, together with the Public Warrants, the “Warrants”), and (iii) up to 10,666,667 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the Warrants pursuant to the terms of the Colombier Warrant Agreement and that certain amendment to the Colombier Warrant Agreement, to be dated as of the date of closing of the Mergers (as defined herein), by and among the Company, Colombier and the Warrant Agent (the “Warrant Agreement Amendment” and, together with the Colombier Warrant Agreement, the “Warrant Agreement”), in each case pursuant to the terms and conditions of that certain Business Combination Agreement, dated January 6, 2025 (the “Business Combination Agreement”), by and among the Company, Gauge II Merger Sub LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“Company Merger Sub”), Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company (“GrabAGun”), Colombier, and, upon execution of a joinder, Gauge II Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Purchaser Merger Sub”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (i) Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity (the “Colombier Merger”) and, as a result of which, (A) each issued and outstanding Colombier Class A Ordinary Share, (B) each issued and outstanding Class B ordinary share of Colombier (the “Colombier Class B Ordinary Shares” and, together with the Colombier Class A Ordinary Shares, the “Colombier Ordinary Shares”), (C) each issued and outstanding Colombier Public Warrant and (D) each issued and outstanding Colombier Sponsor Warrant, in each case immediately prior to the effective time of the Colombier Merger, shall no longer be outstanding and shall automatically be converted or cancelled in exchange for which (1) each holder of issued and outstanding Colombier Ordinary Shares will be entitled to receive Common Stock, (2) each issued and outstanding Colombier Public Warrant will be converted into a Public Warrant and (3) each issued and outstanding Colombier Sponsor Warrant will be converted into a Sponsor Warrant, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger,” and together with the Colombier Merger, the “Mergers”), and as a result of which each issued and outstanding membership interest of GrabAGun immediately prior to the effective time of the GrabAGun Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the holders thereof will be entitled to receive shares of Common Stock and cash consideration, and (iii) pursuant to that certain Consulting Agreement, dated as of December 31, 2024, a consultant of GrabAGun will be entitled to receive 300,000 shares of Common Stock. As a result of the Mergers and other transactions contemplated by the Business Combination Agreement, Colombier and GrabAGun will become wholly owned subsidiaries of the Company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus forming a part of the Registration Statement, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In our capacity as special counsel in connection with the foregoing and as a basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of: (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) the form of Amended and Restated Certificate of Formation of the Company to become effective upon consummation of the Business Combination, filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Formation”), (iv) the form of Amended and Restated Bylaws of the Company to become effective upon consummation of the Business Combination, filed as Exhibit 3.3 to the Registration Statement (the “Bylaws”), (v) the Colombier Warrant Agreement, (vi) the form of Specimen Unit Certificate, filed as Exhibit 4.1 to the Registration Statement, (vii) the form of Specimen Class A Ordinary Share Certificate, filed as Exhibit 4.2 to the Registration Statement, (viii) the form of Specimen Warrant Certificate, filed as Exhibit 4.3 to the Registration Statement, (ix) the Warrant Subscription Agreement, (x) the form of Warrant Agreement Amendment, (xi) corporate records of the Company, including certain resolutions of the board of directors of the Company, as furnished to us by the Company, (xii) certificates of governmental and public officials and of officers and other representatives of the Company and (xiii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed. The documents listed in clauses (ii), (v), (viii) and (x) above are referred to as the “Enforceability Documents.”

In giving the opinions set forth below, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals of such documents, and that all information submitted to us is accurate and complete. We have also assumed, as to factual matters, with your consent and without independent investigation or verification, the truth and accuracy of the representations and warranties in the Business Combination Agreement and other documents reviewed by us and the certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials.

In connection with this opinion letter, we have assumed, with your consent and without independent investigation or verification, that:

A.	(i) each party to each Enforceability Document is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Enforceability Document to which it is a party, (ii) that each Enforceability Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party to each of the Enforceability Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Enforceability Document enforceable against it, (iii) that each Enforceability Document will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws; provided, however, that the assumptions set forth in the preceding clauses (i) - (iii) are not made as to the Company, GrabAGun and Company Merger Sub, as applicable, to the extent expressly addressed in our opinions, (iv) that the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto will not (A) contravene such party’s articles or certificate of incorporation, bylaws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto have been or will be obtained or made and are in full force and effect and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Enforceability Document; and

B.	prior to the issuance of any of the Shares, the Warrants or the Warrant Shares: (i) the Registration Statement, as finally amended (including any post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (ii) the shareholders of Colombier and GrabAGun will have adopted the Business Combination Agreement and the transactions contemplated thereby; (iii) the Warrant Agreement Amendment will be duly authorized, executed and delivered by the Company, Colombier and the Warrant Agent; (iv) the other conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or waived and such transactions will have been consummated; (v) the Shares, Warrants and the Warrant Shares will be offered, issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Business Combination Agreement; (vi) the current draft of the Certificate of Formation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Texas (the “Texas Secretary”) in accordance with Section 4.001 of the Texas Business Organizations Code, as amended, that no other certificate or document has been, or prior to the filing of the Certificate of Formation will be, filed by or in respect of the Company with the Texas Secretary and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Formation; (vii) the merger certificates relating to the Mergers will have been filed and adopted by the applicable state secretaries of state or its jurisdictional equivalent; and (viii) the Mergers will have become effective under the applicable state statutes. In rendering these opinions, we have also assumed that an appropriate account statement evidencing the Shares, the Warrants and the Warrant Shares credited to the recipient’s account maintained by the Company’s transfer agent and registrar will be issued by such transfer agent and the issuance of the Shares, the Warrants and the Warrant Shares, as applicable, will be properly recorded in the share registry of the Company.

On the basis of the foregoing, and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	when the Shares have been issued and delivered by the Company against payment of the consideration therefor (not less than par value) in the manner contemplated by the Registration Statement and the Business Combination Agreement, the Shares will be validly issued, fully paid and nonassessable;

2.	when the Warrants have been issued and delivered by the Company in the manner contemplated by the Registration Statement, the Business Combination Agreement and the Warrant Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement, provided that the enforceability thereof is subject to (i) applicable bankruptcy, insolvency, arrangement, fraudulent transfer or conveyance, reorganization, preference, moratorium, conservatorship and similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law) and comity, including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (iii) public policy, applicable law relating to fiduciary duties and indemnification and contribution, principles of materiality and reasonableness and implied covenants of good faith and fair dealing, and (iv) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights; and

3.	when the Warrant Shares have been issued and delivered by the Company upon exercise of the Warrants against payment of the consideration therefor (not less than par value) in the manner contemplated by the Warrants and the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following qualifications:

a.	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Business Combination Agreement or any warrant certificate or warrant agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

b.	we do not express any opinion with respect to the enforceability of any provision contained in the Business Combination Agreement, any warrant certificate or warrant agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

c.	we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

d.	we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinion set forth above in this opinion letter is limited in all respects to matters of the contract law of the State of New York and the Texas For-Profit Corporation Law, in each case as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion letter is provided solely in connection with the distribution of the Shares, the Warrants and the Warrant Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions set forth above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.
Baker Botts L.L.P.

6